Exhibit 99.3

SALES TEAM COMMUNICATIONS GUIDELINES

The following are guidelines to ensure that our external communications are consistent and we do not speculate or provide wrong information:

DOs

✓	Read the press release, Jesper’s employee letter and the customer/partner talking points to get a clear understanding of what was announced and why

✓	Remain customer- and solution-oriented

✓	Remind customers and partners we are the industry leader in DDI solutions and we are as committed as ever to drive increased automation and DNS security into the enterprise market

✓	Remind customers/potential customers it remains business as usual – we remain 100% focused on providing them with highest quality products and solutions they have come to expect from us

✓	Answer questions in a straight-forward manner – it’s ok to say you don’t have the answer

✓	Stay engaged with your customers, potential customers and partners to pick-up early warning signs of problems, changes to procurement decisions, etc.

✓	Immediately report any pressing issues to your manager

DON’Ts

×	Don’t speculate or make up answers – stick to the talking points

×	Don’t state your personal opinion about what the Board should or should not do; you are speaking on behalf of Infoblox

×	Don’t make “promises” or “guarantees” that go beyond our standard sales protocols

×	Don’t criticize or say anything that you don’t want repeated

×	Don’t share internal documents – if you need to provide a document, please provide the press release

Reactive Customer Talking Points

•	We recently announced some exciting news – we entered into an agreement to be acquired by Vista Equity Partners, a leading private equity firm focused on software, data and technology-enabled businesses.

•	Vista is a respected investment firm with a track record of helping companies achieve operational, product and customer service excellence. They are deeply knowledgeable about our industry and their support and professional expertise will help us as we continue to deliver the industry-leading products, solutions and customer services on which our customers rely

•	Importantly, Vista sees that customers value our product portfolio and strategic roadmap, understands our critical position in the network provides unique visibility, context and control point, and agrees we have tremendous opportunity to deliver actionable network intelligence with integrated security and cloud capabilities.

•	We expect the transaction to be in our fiscal second quarter. At that time, Infoblox will become a private company.

•	This will give us added flexibility and resources to build on our position as the industry leading provider of DDI solutions and drive our strategic and go-to-market plans and project roadmap forward.

•	Above all, we want to assure you that the entire Infoblox team is fully dedicated to continuing to innovate and develop the highest quality products and solutions you have come to expect from us while delivering world class support and services to enable your success.

•	If you have any questions or concerns, please do not hesitate to follow up with me.

•	Thank you for being a valuable partner in our business.

Customer/Partner FAQ

1)	Will the transaction have any impacts on Infoblox’s customers or partners? Will you discontinue products or services, or discontinue any agreements?

•	We are fully committed to our customers and partners, as always, and do not expect any interruptions or changes. We are all firmly committed to making sure we don’t miss a beat.

•	We will continue to focus on our strategic priorities, including the delivery of our existing products and services, investing in new, innovative solutions and delivering world class support and services to our customers.

2)	Will your Partner Channel program structure change at all as a result of the transaction?

•	We do not expect any changes to our Partner Channel program as a result of this transaction.

•	We have already been working several changes to our Partner program over the past few months in the normal course unconnected to this transaction, and we intend to continue to execute those changes.

•	We will continue to be a channel-focused company following this transaction.

•	We expect this transaction will give us added flexibility and resources to build on our position as the industry leading provider of DDI solutions and drive our strategic and go-to-market plan and product roadmap forward.

3)	Will my contact at the company change?

•	It is business as usual at Infoblox. Your contact will remain the same.

Forward Looking Statements

All statements in this communication that are not statements of historical fact are forward looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Infoblox’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Infoblox will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Infoblox to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on Infoblox’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from Infoblox’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in Infoblox’s filings with the Securities and Exchange Commission, which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced and this communication is not a recommendation or an offer to purchase or a solicitation of an offer to sell shares of Infoblox Inc. (the “Company”). At the time the tender offer is commenced India Merger Sub, Inc. (“Merger Sub”) will file with the SEC a Tender Offer Statement on Schedule TO, containing an offer to purchase, form of letter of transmittal and related tender offer documents, and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer. Merger Sub and the Company intend to mail these documents to the stockholders of the Company. These documents, as they may be amended from time to time, will contain important information about the tender offer and stockholders of the Company are urged to read them carefully when they become available. Stockholders of the Company will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov. In addition, the Solicitation/Recommendation Statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at http://ir.infoblox.com

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